April 2, 2007


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Dear Sirs/Madams:


We have read Item 4.01 of Cache, Inc.'s Form 8-K dated March 26, 2007, and have the following comments:


        1.  We agree with the statements made in Item 4.01(A)(i), (ii), (iii),
            (iv) and (vi).

        2. We have no basis on which to agree or disagree with the statements made in Item 4.01 (A)(v) and Item 4.01(B)(i) and (ii).




Yours truly,

/s/ Deloitte & Touche LLP